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                                                                   EXHIBIT 10.31


                               HOWMET CORPORATION
          SECOND AMENDED AND RESTATED SPECIAL 1995 EXECUTIVE DEFERRED
                               COMPENSATION PLAN

        This Special 1995 Executive Deferred Compensation Plan (the "Plan") was adopted by Howmet Corporation (the "Employer") on November 1, 1995 to provide a program for deferring compensation by a select group of management employees. This Plan is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and is not intended to comply with the requirements of Section 401(a) of the Internal Revenue Code. The Plan is intended to be exempt from most of the requirements of ERISA. In order to amend the Plan in certain respects, effective as of November 24, 1997, the Employer has adopted the Second Amended and Restated Howmet Corporation Special 1995 Executive Deferred Compensation Plan.

                                   ARTICLE I

                                    PURPOSE

        The purpose of the Plan is to provide designated employees the opportunity to (1) defer current federal income taxes on their incentive compensation awards, (2) to have such deferred amounts grow at rates reflecting the growth of the Employer and other investments and (3) to defer current federal income taxes on the earnings from such investments until future payout dates selected by the participants.

                                   ARTICLE II

                                  DEFINITIONS

      For the purposes of this Plan the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1 Administrator. "Administrator" means the Employer, acting through the Board or its delegates. The Administrator shall have all duties and responsibilities imposed by ERISA.

2.2 Affiliate. "Affiliate" means any employer which, at the time of reference, was, with the Employer, a member of a controlled group of corporations or trades or businesses under common control, or a member of an affiliated service group, as determined under regulations issued by the Secretary of the Treasury or his delegate under Code Sections 414(b), (c), (m) and 415(h) and any other entity required to be aggregated with the Employer pursuant to regulations issued under Code Section 414(o).

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2.3   Beneficiary.  "Beneficiary" means the person, persons or entity designated by the Participant, or as provided in Article VII, to receive any death benefits payable under the Plan. Any beneficiary designation shall be made in a written instrument filed with the Administrator.

2.4   Board.  "Board" means the Board of Directors of the Employer.

2.5 Carlyle-Blade. "Carlyle-Blade" means Carlyle-Blade Acquisition Partners, L.P., a Delaware limited partnership.

2.6 Code. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

2.7 Deferred Compensation. "Deferred Compensation" means the amount of Incentive Compensation deferred by a Participant pursuant to this Plan, net of any amount the Employer is required to withhold pursuant to any federal, state or local law.

2.8 Deferred Compensation Account. "Deferred Compensation Account" means the account maintained on the books of the Employer for each Participant pursuant to
Article V.

2.9 Determination Date. "Determination Date" means the date as of which the value of a Participant's Deferred Compensation Account is determined as provided in Article V hereof. The first Determination Date will be December 31, 1995 and the second Determination Date will be the date on which occurs a Distribution Upon Liquidation; provided, that the Administrator in its discretion, may select any date as an additional Determination Date.

2.10 Distribution Upon Liquidation. "Distribution Upon Liquidation" means a distribution to partners of Carlyle-Blade upon liquidation of Carlyle-Blade in accordance with the provisions of Article 9 (or any successor provision thereto) of the Partnership Agreement.

2.11 Employer. "Employer" means Howmet Corporation and any successor to the business thereof.

2.12 Incentive Compensation. "Incentive Compensation" means the amount payable to the Participant pursuant to the Special Incentive Compensation Plan.

2.13 Non-Liquidation Distribution. "Non-Liquidation Distribution" means any distribution to partners of Carlyle-Blade other than a Distribution upon Liquidation.

2.14 Participant. "Participant" means any employee who is a participant in the Special Incentive Compensation Plan and who files a Participation Agreement as provided in Article IV.

2.15 Participation Agreement. "Participation Agreement" means an agreement filed with the Administrator by a Participant on or before November 10, 1995 pursuant to which Incentive Compensation is to be deferred pursuant to the Plan, as amended in accordance with the Plan.

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2. 16 Partnership Agreement.  "Partnership Agreement" means the Limited
Partnership Agreement of Carlyle-Blade, dated as of December 13, 1995, as amended.

2.17 Plan. "Plan" means the Howmet Corporation Special 1995 Executive Deferred Compensation Plan, as amended.

2.18 Rules of the Plan. "Rules of the Plan" means the rules adopted by the Administrator pursuant to Section 3.2 for the administration, interpretation or application of the Plan.

2.19 Special Incentive Compensation Plan. "Special Incentive Compensation Plan" means the Special Incentive Compensation Plan announced by the Employer on June 6, 1995.

2.20 Spouse. "Spouse" with respect to a Participant means such Participant's wife or husband who is lawfully married to the Participant immediately prior to the distribution of such Participant's Deferred Compensation Account under this Plan.

2.21 Termination. "Termination" with respect to a Participant means such Participant's severance from service with the Employer and all Affiliates of the Employer. A transfer of service among the Employer and Affiliates will not constitute a Termination for purposes of this Plan.

                                  ARTICLE III

                                 ADMINISTRATION

3.1 Duties of the Board. This plan shall be administered by the Board. Members of the Board may be Participants under this Plan. No member of the Board may act, vote or otherwise influence a decision of the Board specifically relating to his own participation in the Plan.

3.2  Administrator's Duties and Powers.

       (a) The Administrator shall conduct the general administration of the Plan in accordance with the Plan and shall have all the necessary power and authority to carry out that function. Among its necessary powers and duties, are the following:

       (i) To delegate all or part of its function as Administrator to others and to revoke any such delegation.

       (ii) To determine questions of eligibility of Participants and their entitlement to benefits.

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        (iii)  To select and engage attorneys, accountants, actuaries, trustees, appraisers, brokers, consultants, administrators, physicians or other persons to render service or advice with regard to any responsibility the Administrator has under the Plan, or otherwise, to designate such persons to carry out responsibilities, and (with the Employer, the Board and its officers, trustees and employees) to rely upon the advice, opinions or valuations of any such persons, to the extent permitted by law, being fully protected in acting or relying thereon in good faith.

        (iv) To interpret the Plan for purpose of the administration and application of the Plan, in a manner not inconsistent with the Plan or applicable law and to amend or revoke any such interpretation.

        (v) To adopt Rules of the Plan that are not inconsistent with the Plan or applicable law and to amend or revoke any such rules.

        (vi) To determine the form of distribution of Deferred Compensation Accounts pursuant to Article VI.

        (b) Every finding, decision, and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties, except to the extent found by a court of competent jurisdiction to constitute an abuse of discretion.

3.3 Limitations Upon Powers. The Plan shall be uniformly and consistently administered, interpreted and applied with regard to all Participants in similar circumstances. The Plan shall be administered, interpreted and applied fairly and equitably and in accordance with the specified purposes of the Plan.

3.4  Indemnification by the Employer; Liability Insurance.

     (a) The Employer shall pay or reimburse any of the Employer's officers, directors or employees who administer the Plan for all expenses incurred by such persons in, and shall indemnify and hold them harmless from, all claims, liability and costs (including reasonable attorneys' fees) arising out of the good faith performance of their Plan functions.

     (b) The Employer may obtain and provide for any such person, at the Employer's expense, liability insurance against liabilities imposed on him by law.

3.5  Recordkeeping.

     (a) The Administrator shall maintain suitable records as follows:

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                (i)    Records of each Participant's individual Deferred
     Compensation Account which, among other things, shall show separately deferrals and the gains and losses thereon.

                (ii) Records which show the operations of the Plan during each Plan Year.

                (iii)  Records of its deliberations and decisions.

            (b) The Administrator may appoint a secretary to keep the record of proceedings, to transmit its decisions, instructions, consents or directions to any interested party, to execute and file, on behalf of the Administrator, such documents, reports or other matters as may be necessary or appropriate under ERISA and to perform ministerial acts.

            (c) The Administrator shall not be required to maintain any records or accounts which duplicate any records or accounts maintained by the Employer.

3.6 Inspection of Records. Copies of the Plan and records of a Participant's Deferred Compensation Account shall be open to inspection by him or his duly authorized representatives at the office of the Employer at any reasonable business hour.

3.7 Conflicting Claims. If the Administrator is confronted with conflicting claims concerning a Participant's Deferred Compensation Account, the Administrator may interplead the claimants in an action at law, or in an arbitration conducted in accordance with the rules of the American Arbitration Association, as the Administrator shall elect in its sole discretion, and in either case, the attorneys' fees, expenses and costs reasonably incurred by the Administrator in such proceeding shall be paid from the Participant's Deferred Compensation Account.

3.8 Service of Process. The Secretary of the Employer is hereby designated as agent of the Plan for the service of legal process.

3.9 Service in More than One Capacity. Any person or group of persons may serve in more than one capacity with respect to the Plan.

                                  ARTICLE IV

                                 PARTICIPATION

4.1 Eligibility. All employees of the Employer who file U.S. income tax returns and who are eligible to participate in the Special Incentive Compensation Plan will be eligible to participate in this Plan.

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4.2  Participation.  Participation in the Plan shall be limited to eligible employees who file a Participation Agreement on or before November 10, 1995.
The election to participate shall be effective upon receipt by the Administrator of a duly executed Participation Agreement.

4.3 Deferred Compensation. Provided that the amount deferred is not less than $1,000, each Participant may elect to defer receipt of all or any percentage of his Incentive Compensation until a date specified by the Participant, which may in no event be later than the occurrence of a Distribution Upon Liquidation. The Participant's Deferred Compensation will be deducted from the Incentive Compensation otherwise payable to the Participant pursuant to the Special Incentive Compensation Plan.

4.4 Irrevocability. The election to defer Incentive Compensation pursuant to a Participation Agreement filed with the Administrator is irrevocable and may not be amended except to the extent required, in the discretion of the Board, to reflect the amendment and restatement of the Plan; provided, that the Board, in its discretion, may permit further amendment.

4.5 Participation Agreement. The Participant shall set forth on the Participation Agreement:

     (a) his consent that he, his successors in interest and assigns and all persons claiming under him shall be bound, to the extent authorized by law, by the statements contained therein and by the provisions of the Plan as they now exist, and as they may be amended from time to time,

     (b) the percentage or specified dollar amount of his Incentive Compensation to be deferred and the date as of which distribution of his Deferred Compensation Account shall be made,

     (c) his consent to the Administrator's discretion to choose the form of property (which may include cash and other property as selected by the Administrator in its discretion) in which such distribution shall be made, and

     (d) such other information as may be required for the administration of the Plan. Such Participation Agreement shall be in the form specified by the Administrator.

                                   ARTICLE V

                         DEFERRED COMPENSATION ACCOUNTS

5.1 Establishment of Deferred Compensation Account. The Administrator shall establish and maintain for each Participant a Deferred Compensation Account to which shall be credited the

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amounts determined under Section 5.2, debited amounts distributed therefrom pursuant to Article VI and credited or debited the amounts determined under
Section 5.3.

5.2 Deferred Compensation. The amount of Incentive Compensation that a Participant elects to defer in the Participation Agreement, net of any amount the Employer is required to withhold pursuant to any federal, state, or local law, shall be credited by the Employer to the Participant's Deferred Compensation Account on the first day of the month following the date as of which such Incentive Compensation was eligible to be paid.

5.3 Investment Credits and Debits. On each Determination Date after December 31, 1995, additional amounts shall be credited (or debited) to each Participant's Deferred Compensation Account, such amounts to be equal to the earnings (or losses) that would have been credited (or debited) had such Participant's Deferred Compensation Account been applied in its entirety to purchase the interest of a "Limited Partner" of Carlyle-Blade (as defined in the Partnership Agreement) for the period between successive Determination Dates.

5.4 Determination of Account Value. As of each Determination Date, the Administrator shall determine, in good faith, the fair market value of each Participant's Deferred Compensation Account based upon such information as the Administrator deems appropriate and which is reasonably available to the Administrator including appraisals by qualified persons, transactions and bona fide offers in assets of the type in question, data from newspapers and financial publications of general circulation, statistical and valuation services, records of securities exchanges, and other information customarily used in the valuation of property for the purposes of the Code. With respect to securities for which there is a generally recognized market, the published selling prices on or nearest to such Determination Date shall establish fair market value of such security. Fair market value so determined shall be conclusive for all purposes of the Plan.

5.5 Applicability of Account Values. The value of a Deferred Compensation Account as determined as of a given date under this Article less any amounts subsequently distributed under Article VI, shall remain the value thereof for all purposes of the Plan until revalued hereunder.

5.6 Vesting of Deferred Compensation Account. A Participant shall always be 100 % vested in the value of his Deferred Compensation Account.

5.7 Statement of Accounts. The Administrator shall submit to each Participant after each Determination Date a statement setting forth the balance to the credit of such Participant in his Deferred Compensation Account as of the Determination Date.

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                                  ARTICLE VI

                           DISTRIBUTION OF ACCOUNTS

6.1 Distribution Election. Subject to Sections 6.2 and 6.3, the value of each Participant's Deferred Compensation Account shall be distributed to him or her in one lump sum payment within 30 days after the date selected by the Participant in the Participation Agreement.

6.2 Non-Liquidation Distributions. Notwithstanding any Participant's deferral election or any other provisions of this Plan to the contrary, the Administrator shall distribute to each Participant, no earlier than the day of, and no later than 60 days after the end of each calendar year in which occurs, any Non-Liquidating Distribution, an amount equal to such Non-Liquidation Distribution (net of any amount the Employer is required to withhold pursuant to any federal, state or local law) that would have been credited to such Participant's Deferred Compensation Account had such Deferred Compensation Account been applied in its entirety to purchase the interest of a "Limited Partner" of Carlyle-Blade (as defined in the Partnership Agreement) for the period since the last Determination Date; provided, however, that such distributions shall be made at such time as is necessary to entitle the Employer to the applicable federal income tax deduction for the year to which the Non-Liquidation Distribution relates.

6.3 Form of Distribution. Any distribution from a Participant's Deferred Compensation Account which is made on the day of, and in connection with, a Non-Liquidating Distribution, shall be made in the form of units in Howmet Executive Compensation Partners, L.P. ("HECP"). In all other events, distribution of the value of each Participant's Deferred Compensation Account shall be made in cash (or, if so determined by the Administrator, in other property including, without limitation, distribution of the interest of a "Limited Partner" of Carlyle-Blade, to the extent permitted by the Partnership Agreement or distribution of units of HECP.).

6.4 Adjustments for Taxes. Any distributions made from a Participant's Deferred Compensation Account will be subject to appropriate arrangements for the payment of any applicable withholding required pursuant to any federal, state or local law.

                                  ARTICLE VII

                            BENEFICIARY DESIGNATION

7.1 Beneficiary Designation. Each Participant may designate any person, persons, or entity as his Beneficiary or Beneficiaries to whom payment of the value of his Deferred Compensation Account shall be made in the event of his death. Any Beneficiary designation may be made or

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changed by a Participant by filing a beneficiary designation form prescribed by the Administrator. The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed.

7.2 Marital Status. If a Participant's Deferred Compensation Account is community property under applicable state law, no Beneficiary designation shall be valid or effective if any such Beneficiary (or combination thereof) other than the Participant's Spouse, if any, is to receive more than 50 percent of such Participant's Deferred Compensation Account unless the Spouse shall, in writing, approve the designation.

7.3 No Participant Designation. If a Participant fails to designate a Beneficiary as provided above, or if his Beneficiary designation is revoked by operation of law or otherwise without execution of a new designation, or if all designated Beneficiaries predecease the Participant, then the Participant's Beneficiary shall be his estate.

                                  ARTICLE VIII

                       AMENDMENT AND TERMINATION OF PLAN

8.1 Amendment. The Employer may at any time amend the Plan in whole or in part, provided however, that no amendment shall decrease the balance to the credit of any Deferred Compensation Account as of the date of such amendment.

8.2 Employer's Right to Terminate. The Employer may at any time terminate the Plan. Upon termination of the Plan, the Employer may discharge in full its obligations to any participant upon payment of the Participant's Deferred Compensation Account balance as of the date of such termination.

                                   ARTICLE IX
                               GENERAL PROVISIONS

9.1 Creditors of the Employer. The Employer may establish a trust to provide a source of funding its obligations under this Plan, but the assets of the trust will remain subject to the claims of the creditors of the Employer.

9.2 Nonassignability. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, hypothecate or convey in advance of actual receipt, the amounts payable hereunder.

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9.3  Not a Contract of Employment.  The terms and conditions of this Plan and any Participation Agreement shall not be deemed to constitute a contract of employment with the Employer, and the Participant (or his Beneficiary) shall have no rights against the Employer except as may be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge him at any time for any reason whatsoever.

9.4 Protective Provisions. A Participant will cooperate with the Employer and Administrator by furnishing any and all information requested by the Employer or the Administrator in order to facilitate the payment of benefits hereunder, and by taking such other action as may be requested by the Employer or the Administrator.

9.5 Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or in the singular, as the case may be, in all cases where they would so apply.

9.6 Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

9.7 Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of New York.

9.8 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

9.9 Notice. Any notice or filing required or permitted to be given to the Administrator under this Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Administrator at the executive office of the Employer. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

9.10 Successors. The provisions of this Plan shall bind and inure to the benefit of the Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Employer, and successors of any such corporation or other business entity.

9.11 Incompetency. In the event that it shall be found upon evidence satisfactory to the Administrator that any Participant or Beneficiary to whom a benefit is payable under this Plan

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is unable to care for his affairs because of illness or accident, any payment due (unless prior claim therefor shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of the Employer and Administrator, to the Spouse or other person deemed by the Administrator to have incurred expense for such Participant (or Beneficiary). Any such payment shall be a payment for the account of the Participant and shall be a complete discharge of any liability of the Plan and the Employer with respect to the amount so paid.

                                   ARTICLE X

                                CLAIMS PROCEDURE

10.1 Claim. Any person claiming a benefit or requesting an interpretation or ruling under the Plan shall present the request in writing to the Administrator which shall respond in writing as soon as practicable.

10.2 Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

     (a) The reason for denial with specific reference to the Plan provisions on which the denial was based.

     (b) A description of any additional material or information required and an explanation of why it is necessary.

     (c) An explanation of the Plan's claim review procedure.

10.3 Review of Claim. Any person whose claim or request is denied or who has not received a response within 60 days may request review by notice given in writing to the Administrator. The claim or request shall be reviewed by the Administrator which may grant the claimant a hearing or request a hearing to clarify any related matters which it deems appropriate. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

10.4 Final Decision. The decision on review shall normally be made by the Administrator within 60 days of the date of the review of claim authorized by
10.3. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reason and the relevant Plan provisions.

10.5 Arbitration. Any claim or dispute arising hereunder which is not resolved upon conclusion of the procedures heretofore provided in this Article X shall, upon request of either

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the Employer or the claiming or requesting person, be decided by arbitration in the metropolitan area where the Participant is, or was most recently, employed by the Employer, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The award rendered in such arbitration shall be final, and judgment on such award may be entered in any court, state or federal having jurisdiction thereover. In no event however, should the arbitrator be given authority to judge any decision which is the subject of the Administrator's exercise of its discretion in accordance with the terms of this Plan.



IN WITNESS WHEREOF, the Employer has caused this Second Amended and Restated Plan to be executed on this 24th day of November, 1997.



HOWMET CORPORATION



By:   /s/ Roland A. Paul
      ------------------
Its:  Vice President - General Counsel
      --------------------------------

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